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As filed with the Securities and Exchange Commission on December 29, 2005

Registration No. 333-81576

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	152 West 57th Street New York, New York 10019 (Address of Principal Executive Offices Including Zip Code)	59-2712887 (I.R.S. Employer Identification No.)

GREGORY R. BLATT, ESQ.
Executive Vice President, General Counsel and Secretary
IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019
(Name and Address of Agent For Service)

(212) 314-7300
Telephone Number, Including Area Code, of Agent For Service)

        Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 1 removes from registration all of the securities covered by this Registration Statement that remain unsold as of the date hereof.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: ☐

        If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

EXPLANATORY NOTE

        Reference is made to the registration statement on Form S-3 (SEC File No. 333-81576) filed by IAC/InterActiveCorp ("IAC") with the U.S. Securities and Exchange Commission on January 29, 2002 (the "Registration Statement") to register 59,457,479 shares of IAC Common Stock, par value $0.01 per share ("IAC Common Stock"), 12,808,605 shares of IAC Series A Cumulative Convertible Preferred Stock, par value $0.01 per share ("IAC Preferred Stock") and 14,245,932 warrants to acquire one share of IAC Common Stock (the "IAC Warrants," and together with the IAC Common Stock and IAC Preferred Stock, the "Securities") for resale from time to time by or on behalf of the Microsoft Corporation and/or its affiliates (the "Selling Stockholder"). The number of shares of IAC Common Stock registered includes up to 39,360,845 shares of IAC Common Stock issuable upon the conversion of the IAC Preferred Stock and/or the exercise of the IAC Warrants.

        The Securities were acquired by the Selling Stockholder in connection with IAC's acquisition of a controlling interest in Expedia, Inc., a Washington corporation, in early 2002. IAC agreed to register the Securities pursuant to a voting and election agreement between IAC and the Selling Stockholder (the "Agreement"). Under the terms of the Agreement, as of the date hereof, IAC is no longer obligated to maintain the effectiveness of the Registration Statement.

        Pursuant to the Registration Statement, IAC represented that it would remove from registration by way of a post-effective amendment any Securities that remained unsold at the termination of the offering. In accordance with this undertaking, IAC is hereby filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration any Securities that were not sold by the Selling Stockholder.

        Information regarding the number and nature of Securities registered does not reflect the impact of (i) the one-for-two reverse stock split and spin-off of Expedia, Inc., a Delaware corporation (the "Spin-Off"), both of which were completed on August 9, 2005, and (ii) certain elections made by the Selling Stockholder with respect to the Securities in connection with the Spin-Off.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.    EXHIBITS

EXHIBIT INDEX

Exhibit No.	Description
24.1	Powers of Attorney.

ITEM 17.    UNDERTAKINGS

(a)
The undersigned Registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)
include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however; that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

  (2)
  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of December, 2005.

IAC/INTERACTIVECORP
By:	/s/ GREGORY R. BLATT Name: Gregory R. Blatt Title: Executive Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 29, 2005:

Name and Signature	Title

/s/ BARRY DILLER* Barry Diller	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ VICTOR A. KAUFMAN* Victor A. Kaufman	Vice Chairman and Director
/s/ THOMAS J. MCINERNEY* Thomas J. McInerney	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ MICHAEL H. SCHWERDTMAN* Michael H. Schwerdtman	Senior Vice President and Controller (Principal Accounting Officer)
/s/ EDGAR BRONFMAN, JR.* Edgar Bronfman, Jr.	Director
/s/ DONALD R. KEOUGH* Donald R. Keough	Director
/s/ MARIE-JOSÉE KRAVIS* Marie-Josée Kravis	Director

/s/ BRYAN LOURD* Bryan Lourd	Director
Arthur C. Martinez	Director
/s/ STEVEN RATTNER* Steven Rattner	Director
/s/ GEN. H. NORMAN SCHWARZKOPF* Gen. H. Norman Schwarzkopf	Director
/s/ ALAN G. SPOON* Alan G. Spoon	Director
/s/ DIANE VON FURSTENBERG* Diane Von Furstenberg	Director
*By:	/s/ GREGORY R. BLATT Gregory R. Blatt Attorney-in-Fact

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EXPLANATORY NOTE
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
EXHIBIT INDEX
SIGNATURES